Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Methanex Corporation

We consent to the incorporation by reference in the registration statement on Form F-10 (the “Registration Statement”) of our audit report dated March 15, 2012 on the financial statements of Methanex Corporation (the “Company”), which comprise the consolidated statements of financial position of the Company as at December 31, 2011, December 31, 2010 and January 1, 2010 and the consolidated statements of income, comprehensive income, changes in equity and cash flows for the years ended December 31, 2011 and December 31, 2010, and notes, comprising a summary of significant accounting policies and other explanatory information, and our audit report dated March 15, 2012 on the effectiveness of internal control over financial reporting as of December 31, 2011, which are incorporated into the Registration Statement by reference to the Company’s annual report on Form 40-F for the year ended December 31, 2011. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

KPMG LLP

Chartered Accountants

December 7, 2012

Vancouver, Canada